As filed with the Securities and Exchange Commission on April 8, 2008

Registration No. 333-124638

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3 ON FORM S-3

TO

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ATS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	11-3747850
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

7915 Jones Branch Drive

McLean, Virginia 22102

(703) 506-0088

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dr. Edward H. Bersoff

Chairman, President and Chief Executive Officer

ATS Corporation

7915 Jones Branch Drive

McLean, Virginia 22102

(703) 506-0088

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James J. Maiwurm

Squire, Sanders & Dempsey L.L.P.

14th Floor

8000 Towers Crescent Drive

Tysons Corner, Virginia  22182

Approximate date of commencement of proposed sale to the public:  From time to time after this registration statement becomes effective until such time that all of the shares of common stock being offered hereunder have been sold.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

We are not registering any new securities in this Amendment No. 3.  All fees have been previously paid pursuant to the Registration Statement on Form S-1 (No. 333-124638) and post-effective Amendment Nos. 1 and 2 on Form S-3 to Form S-1.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated April 8, 2008

Prospectus

ATS Corporation

36,380,195 shares of common stock

This prospectus relates to 36,380,195 shares of our common stock, par value $0.0001 per share, which are issuable upon the exercise of warrants originally issued in our initial public offering (when we were named Federal Services Acquisition Corporation) pursuant to a prospectus dated October 19, 2005.  In order to obtain the shares, the holders of the warrants must pay an exercise price of $5.00 per share for the 36,380,195 shares underlying these warrants.  We will receive proceeds from the exercise of the warrants for cash, but not from the sale of the underlying common stock.

This prospectus also relates to the temporary modification of the exercise terms of the warrants issued in our initial public offering pursuant to the Schedule TO, and related offer letter, dated April 8, 2008, which were filed in connection with our warrant retirement program.  During the program, holders may take advantage of a cashless net exercise whereby for each 12.5 warrants tendered, the holder will receive one share of common stock, without paying a cash exercise price.  A holder may tender as few or as many warrants as the holder elects.  Further, for each 10 warrants a holder tenders in the cashless exercise, the holder may also exercise one additional warrant for cash by paying a reduced exercise price of $2.25 for one share of common stock.  Exercising warrants at the reduced cash price is not a requirement to participating in the cashless exercise described above.  We will receive proceeds from the exercise of the warrants for cash, but not from the sale of the underlying common stock.

At the time of our initial public offering, we engaged CRT Capital Group LLC (“CRT”), on a non-exclusive basis, as our agent for the solicitation of the exercise of the warrants.  In connection with our temporary modification of the exercise terms of the warrants, we have replaced those arrangements with a dealer manager agreement with CRT whereby CRT will act as our dealer manager and receive a fee equal to US $0.01 per warrant tendered or exercised for cash, and accepted for exercise by us, pursuant to the terms of the offer letter.

Our shares of common stock and our warrants are currently traded on the Over-the-Counter Bulletin Board under the symbols “ATCT.OB” and “ATCTW.OB,” respectively.  On April 3, 2008, the last reported sale prices of such securities were $2.60 and $0.13, respectively.  The Company also has a current trading market for its units.  One unit consists of one share of common stock and two warrants.  The units also trade on the Over-the-Counter Bulletin Board under the symbol “ATCTU.OB,” and on April 3, 2008, the last reported sale price of a unit was $2.65.

Investing in our securities involves a high degree of risk.  See “Risk Factors” beginning on page 6 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April    , 2008

i

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

Explanatory Note

This Post-Effective Amendment No. 3 on Form S-3 contains an updated prospectus relating to shares of common stock issuable upon exercise of warrants that were previously issued to public investors in connection with the registrant’s initial public offering which were (together with certain other securities of the registrant) initially registered by the registrant on the Registration Statement on Form S-1 (File No. 333-124638) declared effective by the Securities and Exchange Commission on or about October 19, 2005.  This Post-Effective Amendment No. 3 on Form S-3 is being filed to reflect a temporary modification of the terms of exercise during a warrant retirement program offered to all holders of warrants issued to public investors in the initial public offering. We are not registering any new or additional securities in this registration statement.  This modification is being carried out in the form of a warrant tender offer made to all record holders of warrants.  Such offer is not being made to, nor will tenders be accepted from or on behalf of, holders of warrants residing in any jurisdiction in which the making of the offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.  All filing fees payable in connection with the registration of these securities were previously paid in connection with the filing of the original registration statement.

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PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. For a more complete understanding of this offering, you should read the entire prospectus carefully, including the risk factors and the financial statements and other information incorporated by reference from our other filings with the Securities and Exchange Commission (“SEC”). Unless otherwise stated in this prospectus, references to ‘‘registrant,’’ ‘‘we,’’ ‘‘us’’ or ‘‘Company’’ refer to ATS Corporation. An investment in our shares of common stock involves risks. Therefore carefully consider the information provided under the heading ‘‘Risk Factors’’ beginning on page 6.

We were organized as a “blank check” company under the laws of the State of Delaware on April 12, 2005 and formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination, an operating business in the federal services and defense industries. Our principal executive offices are located at 7915 Jones Branch Drive, McLean, Virginia 22102, phone (703) 506-0088.

On January 16, 2007, we acquired all of the outstanding capital stock of Advanced Technology Systems, Inc. (“ATSI”), a provider of systems integration and application development to the U.S. government, for $80.2 million in cash and 173,913 shares of our common stock valued at $1.0 million.

ATSI provides software and systems development, systems integration, information technology infrastructure and outsourcing, information sharing, and consulting services primarily to U.S. government agencies. As part of its complete systems life-cycle approach, ATSI offers its clients an integrated full-service information technology infrastructure outsourcing solution that allows an agency to focus on its core mission while reducing costs and maintaining system uptime.

As of the close of business on February 28, 2007, we acquired Reliable Integration Services, Inc. (“RISI”), a 37-employee network systems integrator serving U.S. government defense and civilian agencies for approximately $1.3 million in cash, promissory notes and assumption of debt, plus $0.2 million in our common stock.

On September 1, 2007, we acquired Potomac Management Group, Inc. (“PMG”), a 149-employee information technology and multimedia services provider serving mostly U.S. government agencies, for approximately $16.6 million. In addition to this amount, there is the potential for $1.5 million of payments to the former owners should PMG meet certain performance objectives.

On November 9, 2007, we acquired Number Six Software, Inc. (“NSS”), a 175-employee provider of application development and information technology consulting to both government and commercial customers, for an aggregate consideration of approximately $34.5 million, which included $3.0 million in the form of our common stock valued at the average price over the 15-day period before the closing of the transaction, and promissory notes and deferred payments totaling approximately $5.5 million.

Following our acquisition of an operating business (ATSI), we expanded our client base, personnel and service offerings through our later acquisitions of RISI, PMG and NSS.  These acquisitions expanded federal network system integration, maritime security, and commercial applications development capabilities, as well as broadening our customer base to include the U.S. Coast Guard and Blue Cross Blue Shield, among many others.  Effective December 31, 2007, our other subsidiaries resulting from the acquisitions were merged into ATSI.

A summary of our business and operations is included in our Annual Report on Form 10-K for the year ended December 31, 2007.

THE OFFERING

The current offering includes the following:

1.             A special temporary warrant retirement program, that modifies the exercise terms of 36,380,195 warrants outstanding that were issued by Federal Services Acquisition Corporation, the Company’s legal predecessor, in its initial public offering (“IPO”).  The warrant retirement program will begin on April 8, 2008 and end on May 6, 2008, at 5:00 p.m. Eastern Daylight Savings Time, unless the offer period is extended.  The Company may extend the offer period at any time.

Recently, the Company circulated to warrant holders and filed with the SEC a Schedule TO and related offer letter that explains fully all of the details of the offer which covers all 36,380,195 warrants.  During the offer period, warrant holders may take advantage of a cashless net exercise whereby, for each 12.5 warrants tendered, the holder will receive one share of common stock, without paying an exercise price.  In addition, for each 10 warrants a holder tenders in the cashless exercise, the holder may exercise one additional warrant for the reduced cash exercise price of $2.25 per share.

Under the warrant tender offer, we will receive no proceeds for the cashless exercise of 12.5 warrants for one share of common stock.  We will receive $2.25 per share for those holders who take advantage of the reduced cash exercise feature of the program.  If all warrants are tendered in the retirement program, and the maximum number eligible are exercised at the reduced exercise price, we will issue a total of 5,953,122 shares and raise gross proceeds of approximately $7.44 million, before deducting commissions and expenses.  If all warrants are tendered in the retirement program, and no warrants are exercised at the reduced exercise price, we will issue a total of 2,910,415 shares and raise no proceeds.

2.             At the end of the temporary warrant retirement program, any IPO warrants not tendered in the program will revert to their original terms, including a $5.00 per share cash exercise price and expiration date of October 19, 2009, and such warrants and the shares of common stock underlying them will continue to be covered by this prospectus and related registration statement.  We will receive proceeds from the exercise of such warrants, but not from the sale of the underlying common stock.

3.             This offer to modify the exercise terms of 36,380,195 warrants outstanding is conditioned upon the existence of an effective amendment to the Registration Statement on Form S-3 for the issuance of the common stock upon exercise of the warrants.

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements can be identified by the use of forward-looking terminology, including the words “believes,” “estimates,” “anticipates,” “expects,” “intends,” “may,” “will” or “should,” or, in each case, their negative or other variations or comparable terminology. These statements are based on management’s current expectations, but actual results may differ materially due to various factors, including, but not limited to:

•  risks related to the government contracting industry, including possible changes in government spending priorities;

•  risks related to our business, including its dependence on contracts with U.S. Federal Government agencies and departments and continued good relations, and being successful in competitive bidding, with those customers;

•  uncertainties as to whether revenues corresponding to our contract backlog will actually be received;

•  risks related to the implementation of our strategic plan, including the ability to make acquisitions and the performance and future integration of acquired businesses; and

•  other risks and uncertainties disclosed in our previous filings with the Securities and Exchange Commission.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future.  We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and developments in the industry in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus.  In addition, even if our results of operations, financial condition and liquidity, and developments in the industry in which we operate, are consistent with the forward-looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods.  The forward-looking statements included herein speak only as of the date of this prospectus and are qualified in their entirety by the cautionary statements contained in or referred to in this section.  We assume no obligation to update any forward-looking statements, other than as may be required by applicable laws.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this document, before you decide whether to invest in our securities.

Risks Associated with Our Acquisitions

Certain of our key personnel who have joined us and will join us as a result of our acquisitions may be unfamiliar with the requirements of operating a public company, which may adversely affect our operations, including significantly reducing our revenues and net income, if any.

As a result of our acquisitions, we have acquired some members of our management team who do not have public company experience and are unfamiliar with the requirements of operating a public company under U.S. securities laws, which could cause us to expend time and resources helping them become familiar with such laws. This could be expensive and time-consuming and could lead to various regulatory issues that may adversely affect our operations, including significantly reducing our revenues and net income to the extent these employees are performing direct services.

We may not be successful in identifying acquisition candidates and, if we undertake acquisitions, they could be expensive, increase our costs or liabilities, or disrupt our business. Additionally, if we are unable to successfully integrate companies we acquire, our revenue and operating results may be impaired.

One of our strategies is to augment our organic growth through acquisitions. In addition to our acquisition of ATSI, we have completed three acquisitions of complementary companies in the last year. We may not be able to identify suitable acquisition candidates at prices that we consider appropriate or to finance acquisitions on terms that are satisfactory to us. Acquisitions of businesses or other material operations may require additional debt or equity financing, resulting in leverage or dilution of ownership. Additionally, negotiations of potential acquisitions and the integration of acquired business operations could disrupt our business by diverting management attention away from day-to-day operations and we may not be able to successfully integrate the companies we acquire. We also may not realize cost efficiencies or synergies that we anticipated when selecting our acquisition candidates. Acquired companies may have liabilities or adverse operating issues that we fail to discover through due diligence. Any costs, liabilities, or disruptions associated with future acquisitions could harm our operating results. In addition, following the integration of acquired companies, we may experience increased attrition, including but not limited to key employees of acquired companies, which could reduce our future revenue.

Our stockholders are dependent on a single business.

Our stockholders are dependent upon the performance of ATSI and its business and other acquired businesses. ATSI will remain subject to a number of risks, including those that relate generally to the federal services industry.  See “Risks Related to Our Business and Operations.”

As a result of our acquisitions, we have substantial amounts of goodwill and intangible assets, and changes in future business conditions could cause these assets to become impaired, requiring substantial write-downs that would adversely affect our financial results.

Our acquisitions involved purchase prices well in excess of tangible asset values, resulting in the creation of a significant amount of goodwill and other intangible assets. As of December 31, 2007, goodwill and purchased intangibles accounted for approximately $108 million and $21 million, or approximately 63% and 13%, respectively, of our total assets. We plan to continue acquiring businesses if and when opportunities arise, further increasing these amounts. To the extent that we determine that such an asset has been impaired, we will write down its carrying value on our balance sheet and book an impairment charge in our statement of operations.

We amortize finite lived intangible assets over their estimated useful lives, and also review them for impairment.  If, as a result of acquisitions or otherwise, the amount of intangible assets being amortized increases, so will our amortization charges to operations in future periods.

If the benefits of our various acquisitions do not meet the expectations of financial or industry analysts, the market price of our common stock may decline.

The market price of our common stock may decline as a result of our acquisitions if:

•                  we do not achieve the perceived benefits of the acquisitions as rapidly as, or to the extent anticipated by, financial or industry analysts; or

•                  the effect of the acquisitions on our financial results is not consistent with the expectations of financial or industry analysts.

Accordingly, investors may experience a loss as a result of a decreasing stock price.

Members of our board of directors may have conflicts of interest that could hinder our ability to make acquisitions.

One of our growth strategies is to make selective acquisitions of complementary businesses. Two of our directors, Messrs. Jacks and Schulte, are principals of CM Equity Partners, a sponsor of private equity funds.  Some of these funds are focused on investments in, among other things, businesses in the federal services sector.  Messrs. Jacks and Schulte also serve on the boards of a number of CM Equity Partners portfolio companies and, with Dr. Bersoff, are members of the board of directors of ICF International, Inc., a diversified federal services business that plans to grow in part through acquisitions.  It is possible that CM Equity Partners and related funds and portfolio companies and ICF International, Inc. could be interested in acquiring businesses that we would also be interested in, and these relationships could hinder our ability to carry out our acquisition strategy.

We may not have sufficient financial resources to carry out our acquisition strategy; we may need to use our stock to fund acquisitions to a greater extent than we originally intended.

Following our acquisition of ATSI in January 2007, we announced a common stock repurchase program which was concluded on September 7, 2007. As a result of that program, we repurchased a total of 2,811,400 shares of common stock for a total of approximately $13.5 million and 5,619,805 warrants for approximately $2.1 million. These stock and warrant repurchases significantly reduced the amount of cash available to fund acquisitions. As a result, we may have to incur more debt, or issue more common stock or other equity securities, than would otherwise have been necessary in connection with acquisitions, and we may not have sufficient financial resources to carry out our acquisition strategy to the extent we had initially planned.

If third parties bring claims against us or if any of the entities we have acquired have breached any of their representations, warranties or covenants set forth in the acquisition agreement for each respective transaction, we may not be adequately indemnified for any losses arising therefrom.

Although the stock purchase and merger agreements governing our acquisitions generally provide that the selling shareholders will indemnify us for losses arising from a breach of the representations, warranties and covenants by the selling party set forth in the stock purchase or merger agreement, such indemnification is limited, in general terms, to aggregate monetary amounts with deductibles. In addition, with some exceptions, the survival period for claims under the stock purchase and merger agreements are limited to specific periods of time. We will be prevented from seeking indemnification for most claims above the aggregate threshold or arising after the applicable survival period.

Risks Associated with Management

Loss of our President and Chief Executive Officer could hurt our operations and our expansion efforts.

We rely heavily on our President and Chief Executive Officer, Dr. Edward H. Bersoff. The loss of Dr. Bersoff could have an adverse effect on us because we rely on his extensive experience and contacts in the government services industry. Not only would we suffer from a loss of his expertise and experience if he were to leave, but we would likely incur additional costs in connection with the identification of possible acquisition targets. Although we have entered into an employment agreement with Dr. Bersoff extending his employment term as Chief Executive Officer through December 31, 2008.

Risks Related to Our Business and Operations

The loss or impairment of ATSI’s relationship with the U.S. government and its agencies could adversely affect our business.

ATSI derived approximately 70% of its total revenue in fiscal 2007 from contracts with the U.S. government and government-sponsored enterprises. We expect that U.S. government contracts will continue to be a significant source of revenue for the foreseeable future. If ATSI or any of its partners is suspended or prohibited from contracting with the U.S. government generally or any agency or related entity, if ATSI’s reputation or relationship with government agencies is impaired, or if the U.S. government or any agency or related entity ceased doing business with them or significantly decreases the amount of business it does with them, our business, prospects, financial condition and operating results could be significantly impaired.

Changes by the U.S. government in its spending priorities may cause a reduction in the demand for the products or services that we may ultimately offer, which could adversely affect our business.

Changes in the U.S. government budgetary priorities could directly affect our financial performance. Government expenditures tend to fluctuate based on a variety of political, economic and social factors. A significant decline in government expenditures, or a shift of expenditures away from programs we support, or a change in U.S. government contracting policies causing its agencies to reduce their expenditures under contracts, to exercise their right to terminate contracts at any time without penalty, not to exercise options to renew contracts or to delay or not enter into new contracts, could adversely affect our business, prospects, financial condition or operating results.

We are required to comply with complex procurement laws and regulations, and the cost of compliance with these laws and regulations and penalties and sanctions for any non-compliance could adversely affect our business.

We are required to comply with laws and regulations relating to the administration and performance of U.S. government contracts, which affect how we do business with our customers and impose added costs on our business. If a government review or investigation uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, fines and suspension or debarment from doing business with U.S. government agencies, any of which could materially adversely affect our business, prospects, financial condition or operating results.

The U.S. government may reform its procurement or other practices in a manner adverse to us.

Because we derive a significant portion of our revenues from contracts with the U.S. government or its agencies, we believe that the success and development of our business will depend on its continued successful participation in federal contracting programs. The U.S. government may reform its procurement practices or adopt new contracting rules and regulations, including cost accounting standards, that could be costly to satisfy or that could impair our ability to obtain new contracts. It also could adopt new contracting methods to General Services Administration, or GSA, or other government-wide contracts, or adopt new standards for contract awards intended to achieve certain socio- economic or other policy objectives, such as establishing new set-aside programs for small or minority-owned businesses. In addition, the U.S. government may face restrictions from new legislation or regulations, as well as pressure from government employees and their unions, on the nature and amount of services the U.S. government may obtain from private contractors. These changes could impair our ability to obtain new contracts. Any new contracting methods could be costly or administratively difficult for us to implement and, as a result, could harm our operating results.

Government contracts are usually awarded through a competitive bidding process that entails risks not present in other circumstances.

A significant portion of our contracts and task orders with the U.S. government is awarded through a competitive bidding process. We expect that much of the business we seek in the foreseeable future will continue to be awarded through competitive bidding. Budgetary pressures and changes in the procurement process have caused many government clients to increasingly purchase goods and services through indefinite delivery/indefinite quantity, or ID/IQ, contracts, GSA schedule contracts and other government-wide acquisition contracts, or GWACs. These contracts, some of which are awarded to multiple contractors, have increased competition and pricing pressure, requiring us to make sustained post-award efforts to realize revenue under each such contract. Competitive bidding presents a number of risks, including without limitation:

•     the need to bid on programs in advance of the completion of their design, which may result in unforeseen technological difficulties and cost overruns;

•     the substantial cost and managerial time and effort that we may spend to prepare bids and proposals for contracts that may not be awarded to us;

•     the need to estimate accurately the resources and cost structure that will be required to service any contract we award; and

•     the expense and delay that may arise if our or our partners’ competitors protest or challenge contract awards made to us or our partners pursuant to competitive bidding, and the risk that any such protest or challenge could result in the resubmission of bids on modified specifications, or in the termination, reduction or modification of the awarded contract.

If we are unable to consistently win new contract awards over any extended period, our business and prospects will be adversely affected, and that could cause our actual results to be adversely affected. In addition, upon the expiration of a contract, if the client requires further services of the type provided by the contract, there is frequently a competitive rebidding process. There can be no assurance that we will win any particular bid, or that we will be able to replace business lost upon expiration or completion of a contract, and the termination or non-renewal of any of our significant contracts could cause our actual results to be adversely affected.

Restrictions on or other changes to the U.S. government’s use of service contracts may harm our operating results.

We derive a significant amount of our revenue from service contracts with the U.S. government. The U.S. government may face restrictions from new legislation, regulations or government union pressures, on the nature and amount of services the government may obtain from private contractors. Any reduction in the government’s use of private contractors to provide federal services would adversely impact our business.

Our contracts with the U.S. government and its agencies are subject to audits and cost adjustments.

U.S. government agencies, including the Defense Contract Audit Agency, or the DCAA, routinely audit and investigate government contracts and government contractors’ incurred costs, administrative processes and systems. These agencies review our performance on contracts, pricing practices, cost structure and compliance with applicable laws, regulations and standards. They also review our compliance with government regulations and policies and the adequacy of our internal control systems and policies, including our purchase, property, estimation, compensation and management information systems. Any costs found to be improperly allocated to a specific contract will not be reimbursed, and any such costs already reimbursed must be refunded. Moreover, if any of the administrative processes and systems are found not to comply with requirements, we may be subjected to increased government scrutiny and approval that could delay or otherwise adversely affect our ability to compete for or perform contracts. Therefore, an unfavorable outcome by an audit by the DCAA or another government agency could cause actual results to be adversely affected and differ materially from those anticipated. If a government investigation uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeitures of profits, suspension of payments, fines and suspension or debarment from doing business with the U.S. government. In addition, we could suffer serious reputational harm if allegations of impropriety were made against us. Each of these results could cause our actual results to be adversely affected.

A portion of our business depends upon obtaining and maintaining required security clearances, and our failure to do so could result in termination of certain of our contracts or cause us to be unable to bid or rebid on certain contracts.

Some U.S. government contracts require our employees to maintain various levels of security clearances, and we may be required to maintain certain facility security clearances complying with U.S. government requirements.

Obtaining and maintaining security clearances for employees involves a lengthy process, and it is difficult to identify, recruit and retain employees who already hold security clearances. If our employees are unable to obtain or retain security clearances or if such employees who hold security clearances terminate their employment with us, the customer whose work requires cleared employees could terminate the contract or decide not to renew it upon expiration. To the extent we are not able to engage employees with the required security clearances for a particular contract, we may not be able to bid on or win new contracts, or effectively re-bid on expiring contracts, which could adversely affect our business.

In addition, we expect that some of the contracts on which we bid will require us to demonstrate our ability to obtain facility security clearances and perform work with employees who hold specified types of security clearances. A facility security clearance is an administrative determination that a particular facility is eligible for access to classified information or an award of a classified contract. A contractor or prospective contractor must meet certain eligibility requirements before it can be processed for facility security clearance. Contracts may be awarded prior to the issuance of a facility security clearance, and in such cases the contractor is processed for facility security clearance at the appropriate level and must meet the eligibility requirements for access to classified information. Our ability to obtain and maintain facility security clearances has a direct impact on our ability to compete for and perform U.S. government contracts, the performance of which require access to classified information. We do not expect potential acquisitions to endanger our facility clearances. However, to the extent that any acquisition or merger contemplated by us might adversely impact our eligibility for facility security clearance, the U.S. government could revoke our facility security clearance if we are unable to address adequately concerns regarding potential unauthorized access to classified information.

We may not receive the full amounts authorized under the contracts included in our backlog, which could reduce our revenue in future periods.

Our backlog consists of funded backlog, which is based on amounts actually obligated by a client for payment of goods and services, and unfunded backlog, which is based upon management’s estimate of the future potential of our existing contracts and task orders, including options, to generate revenue. Our unfunded backlog may not result in actual revenue in any particular period, or at all, which could cause our actual results to differ materially from those anticipated.

Without additional Congressional appropriations, some of the contracts included in our backlog will remain unfunded, which could significantly harm our prospects.

Although many of our U.S. government contracts require performance over a period of years, Congress often appropriates funds for these contracts for only one year at a time. As a result, our contracts typically are only partially funded at any point during their term, and all or some of the work intended to be performed under the contracts will remain unfunded pending subsequent Congressional appropriations and the obligation of additional funds to the contract by the procuring agency. Nevertheless, we estimate our share of the contract values, including values based on the assumed exercise of options relating to these contracts, in calculating the amount of our backlog. Because we may not receive the full amount we expect under a contract, our estimate of our backlog may be inaccurate.

Loss of our GSA contracts or GWACs would impair our ability to attract new business.

We are a prime contractor under several GSA contracts, blanket purchase agreements, and GWAC schedule contracts. Our ability to continue to provide services under these contracts will continue to be important to our business because of the multiple opportunities for new engagements each contract provides. If we were to lose our position as prime contractor on one or more of these contracts, we could lose substantial revenues and our operating results could be adversely affected. Our GSA contracts and other GWACs have an initial term of five or more years, with multiple options exercisable at the government client’s discretion to extend the contract for one or more years. There can be no assurances that government clients will continue to exercise the options remaining on our current contracts, nor can we be assured that future clients will exercise options on any contracts we may receive.

U.S. government contracts often contain provisions that are unfavorable, which could adversely affect our business.

U.S. government contracts contain provisions and are subject to laws and regulations that give the U.S. government rights and remedies not typically found in commercial contracts, including, without limitation, allowing the U.S. government to:

•      terminate existing contracts for convenience, as well as for default;

•      establish limitations on future services that can be offered to prospective clients based on conflict of interest regulations;

•      reduce or modify contracts or subcontracts;

•      cancel multi-year contracts and related orders if funds for contract performance for any subsequent year become unavailable;

•      decline to exercise an option to renew a multi-year contract;

•      claim intellectual property rights in products provided by us; and

•      suspend or bar us from doing business with the federal government or with a governmental agency.

If a government client terminates one of our contracts for convenience, we may recover only our incurred or committed costs, settlement expenses, and profit on work completed prior to the termination. If a federal government client were to unexpectedly terminate, cancel, or decline to exercise an option to renew with respect to one or more of our significant contracts or suspend or debar us from doing business with government agencies, our revenue and operating results would be materially harmed.

Our failure to comply with complex procurement laws and regulations could cause us to lose business and subject us to a variety of penalties.

We must comply with laws and regulations relating to the formation, administration, and performance of federal government contracts, which affect how we do business with our government clients and may impose added costs on our business. Among the most significant regulations are:

•      the Federal Acquisition Regulation, and agency regulations analogous or supplemental to the Federal Acquisition Regulation, which comprehensively regulate the formation, administration, and performance of government contracts, including provisions relating to the avoidance of conflicts of interest and intra-organizational conflicts of interest;

•      the Truth in Negotiations Act, which requires certification and disclosure of all cost and pricing data in connection with some contract negotiations;

•      the Procurement Integrity Act, which requires evaluation of ethical conflicts surrounding procurement activity and establishing certain employment restrictions for individuals who participate in the procurement process;

•      the Cost Accounting Standards, which impose accounting requirements that govern our right to reimbursement under some cost-based government contracts;

•      laws, regulations, and executive orders restricting the use and dissemination of information classified for national security purposes and the exportation of specified products, technologies, and technical data;

•      laws surrounding lobbying activities a corporation may engage in and operation of a Political Action Committee established to support corporate interests; and

•      compliance with antitrust laws.

If a government review or investigation uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, harm to our reputation, suspension of payments, fines, and suspension or debarment from doing business with federal government agencies. The government may in the future reform its procurement practices or adopt new contracting rules and regulations, including cost accounting standards, that could be costly to satisfy or that could impair our ability to obtain new contracts. Any failure to comply with applicable laws and regulations could result in contract termination, price or fee reductions, or suspension or debarment from contracting with the federal government, each of which could lead to a material reduction in our revenue.

The markets we compete in are highly competitive, and many of the companies we compete against have substantially greater resources.

The markets in which we operate include a large number of participants and are highly competitive. Many of our competitors may compete more effectively than we can because they are larger, better financed and better known companies than us. In order to stay competitive in our industry, we must also keep pace with changing technologies and client preferences. If we are unable to differentiate our services from those of our competitors, our revenue may be adversely affected. In addition, our competitors have established relationships among themselves or with third parties to increase their ability to address client needs. As a result, new competitors or alliances among competitors may emerge and compete more effectively than we can. There is also a significant industry trend towards consolidation, which may result in the emergence of companies who are better able to compete against us. The results of these competitive pressures could cause our business to be adversely affected.

Our failure to attract and retain qualified employees, including our senior management team, may adversely affect our business.

Our continued success depends to a substantial degree on our ability to recruit and retain the technically skilled personnel we need to serve our clients effectively. Our business involves the development of tailored solutions for our clients, a process that relies heavily upon the expertise and services of employees. Accordingly, our employees are our most valuable resource. Competition for skilled personnel in the information technology services industry is intense, and technology service companies often experience high attrition among their skilled employees. There is a shortage of people capable of filling these positions, and they are likely to remain a limited resource for the foreseeable future. Recruiting and training these personnel requires substantial resources. Our failure to attract and retain technical personnel could increase our costs of performing our contractual obligations, reduce our ability to efficiently satisfy our clients’ needs, limit our ability to win new business and constrain our future growth.

Our debt includes covenants that restrict our activities and create the risk of defaults, which could impair the value of our stock.

Our debt financing arrangements contain a number of significant covenants that, among other things, restrict our ability to dispose of assets; incur additional indebtedness; make capital expenditures; pay dividends; create liens on assets; enter into leases, investments and acquisitions; engage in mergers and consolidations; engage in certain transactions with affiliates; and otherwise restrict corporate activities (including change of control and asset sale transactions). In addition, our financing arrangements require us to maintain specified financial ratios and comply with financial tests, some of which may become more restrictive over time. The failure to fulfill the requirements of debt covenants, if not cured through performance or an amendment of the financing arrangements, could have the consequences of a default described in the risk factor below. There is no assurance that we will be able to fulfill our debt covenants, maintain these ratios, or comply with these financial tests in the future, nor is there any assurance that we will not be in default under our financial arrangements in the future.

A default under our debt could lead to a bankruptcy or other financial restructuring that would significantly adversely affect the value of our stock.

In the event of a default under our financing arrangements, the lenders could, among other things, (i) declare all amounts borrowed to be due and payable, together with accrued and unpaid interest, (ii) terminate their commitments to make further loans, and (iii) proceed against the collateral securing the obligations owed to them. Our senior debt is secured by substantially all of our assets. Defaults under additional indebtedness we incur in the future could have these and other effects. Any such default could have a significant adverse effect on the value of our stock.

A default under our debt could lead to the bankruptcy, insolvency, financial restructuring or liquidation. In any such event, our stockholders would be entitled to share ratably in our assets available for distribution only after the payment in full to the holders of all of our debt and other liabilities. There can be no assurance that, in any such bankruptcy, insolvency, financial restructuring or liquidation, stockholders would receive any distribution whatsoever.

If we are unable to fund our capital expenditures, we may not be able to continue to develop new offerings and services, which would have a material adverse effect on our business.

In order to fund our capital expenditures, we may be required to incur borrowings or raise capital through the sale of debt or equity securities. Our ability to access the capital markets for future offerings may be limited by our financial condition at the time of any such offering, as well as by adverse market conditions resulting from, among other things, general economic conditions and contingencies and uncertainties that are beyond our control. Our failure to obtain the funds for necessary future capital expenditures would limit our ability to develop new offerings and services and could have a material adverse effect on our business, results of operations and financial condition.

Our employees may engage in misconduct or other improper activities, which could harm our business.

We are exposed to the risk that employee fraud or other misconduct could occur. Misconduct by employees could include intentional failures to comply with federal government procurement regulations, engaging in unauthorized activities, seeking reimbursement for improper expenses or falsifying time records. Employee misconduct could also involve the improper use of our clients’ sensitive or classified information, which could result in regulatory sanctions against us and serious harm to our reputation. It is not always possible to deter employee misconduct, and the precautions we take to prevent and detect this activity may not be effective in controlling unknown or unmanaged risks or losses, which could harm our business.

Our failure to obtain and maintain necessary security clearances may limit our ability to perform classified work for government clients, which could cause us to lose business.

Some government contracts require us to maintain facility security clearances and require some of our employees to maintain individual security clearances. If our employees lose or are unable to timely obtain security clearances, or we lose a facility clearance, the government client can terminate the contract or decide not to renew it upon its expiration. As a result, to the extent we cannot obtain the required security clearances for our employees working on a particular contract, or we fail to obtain them on a timely basis, we may not derive the revenue anticipated from the contract, which could harm our operating results.

We may be unable to protect or enforce our intellectual property rights.

The protection of our trade secrets, proprietary know-how, technological innovations, other proprietary information and other intellectual property protections in the U.S. and other countries may be critical to our success. We may rely on a combination of copyright, trademark, trade secret laws and contractual restrictions to protect any proprietary technology or other rights we may have or acquire. Despite our efforts, we may not be able to prevent misappropriation of those proprietary rights or deter independent development of technologies that compete with us. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others. It is also possible that third parties may claim we have infringed their patent, trademark, copyright or other proprietary rights. Claims or litigation, with or without merit, could result in substantial costs and diversions of resources, either of which could have a material adverse effect on our competitive position and business.

We may be harmed by intellectual property infringement claims.

We may become subject to claims from our employees and third parties who assert that intellectual property that we use in delivering services and business solutions to our clients infringe upon intellectual property rights of such employees or third parties. Our employees develop much of the intellectual property that we use to provide our services and business solutions to our clients, but we also license technology from other vendors. If our vendors, employees, or third parties assert claims that we or our clients are infringing on their intellectual property, we could incur substantial costs to defend those claims. In addition, if any of these infringement claims is ultimately successful, we could be required to:

•      cease selling and using products and services that incorporate the challenged intellectual property;

•      obtain a license or additional licenses from our vendors or other third parties; and

•      redesign our products and services that rely on the challenged intellectual property.

Any of these outcomes could further adversely affect our operating results.

Our quarterly revenue, operating results and profitability could be volatile.

Our quarterly revenue, operating results and profitability may fluctuate significantly and unpredictably in the future.

Factors which may contribute to the volatility of quarterly revenue, operating results or profitability include:

•      fluctuations in revenue earned on contracts;

•      commencement, completion, and termination of contracts during any particular quarter;

•      variable purchasing patterns under GSA Schedule contracts, and agency- specific ID/IQ contracts;

•      additions and departures of key personnel;

•      changes in our staff utilization rates;

•      timing of significant costs, investments and/or receipt of incentive fees;

•      strategic decisions by us and our competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments, and changes in business strategy;

•      contract mix and the extent of use of subcontractors;

•      changes in policy and budgetary measures that adversely affect government contracts; and

•      any seasonality of our business.

Therefore, period-to-period comparisons of our operating results may not be a good indicator of our future performance. Our quarterly operating results may not meet the expectations of securities analysts or investors, which in turn may have an adverse affect on the market price of our common stock.

Furthermore, reductions in revenue in a particular quarter could lead to lower profitability in that quarter because a relatively large amount of our expenses are fixed in the short-term. We may incur significant operating expenses during the start-up and early stages of large contracts and may not receive corresponding payments or revenue in that same quarter. We may also incur significant or unanticipated expenses or both when contracts expire, are terminated, or are not renewed. In addition, payments due to us from government agencies and departments may be delayed due to billing cycles, as a result of failures of governmental budgets to gain Congressional and administration approval in a timely manner, and for other reasons.

If subcontractors on our prime contracts are able to secure positions as prime contractors, we may lose revenue.

For each of the past several years, as the GSA Schedule contracts have increasingly been used as contract vehicles, we have received substantial revenue from government clients relating to work performed by other firms acting as subcontractors to us. In some cases, companies that have not held GSA Schedule contracts have approached us in our capacity as a prime contractor, seeking to perform services as our subcontractor for a government client. Some of the providers that are currently acting as subcontractors to us may in the future secure positions as prime contractors upon renewal of a GSA Schedule contract. If one or more of our current subcontractors is awarded prime contractor status in the future, it could reduce or eliminate our revenue for the work they were performing as subcontractors to us. Revenue derived from work performed by ATSI’s subcontractors for fiscal years 2005, 2006 and 2007 represented 28%, 26% and 28% of our gross revenue, respectively.

If our subcontractors fail to perform their contractual obligations, our performance as a prime contractor and our ability to obtain future business could be materially and adversely impacted.

Our performance of government contracts may involve the issuance of subcontracts to other companies upon which we rely to perform all or a portion of the work. We are obligated to deliver to our clients. A failure by one or more of our subcontractors to satisfactorily deliver on a timely basis the agreed-upon supplies and/or perform the agreed-upon services may materially and adversely affect our ability to perform our obligations as a prime contractor.

In extreme cases, a subcontractor’s performance deficiency could result in the government terminating our contract for default. A default termination could expose us to liability for excess costs of reprocurement by the government and have a material adverse effect on our ability to compete for future contracts and task orders.

We sometimes incur costs before a contract is executed or appropriately modified. To the extent a suitable contract or modification is not later signed and these costs are not reimbursed, our revenues and profits will be reduced.

When circumstances warrant, we sometimes incur expenses and perform work without a signed contract or appropriate modification to an existing contract to cover such expenses or work. When we do so, we are working “at-risk,” and there is a chance that the subsequent contract or modification will not ensue, or if it does, that it will not allow us to be paid for the expenses already incurred or work already performed or both. In such cases, we have generally been successful in obtaining the required contract or modification, but any failure to do so in the future could adversely affect operating results.

We may lose money or incur financial penalties if we agree to provide services under a performance-based contract arrangement.

Under certain performance-based contract arrangements, we are paid only to the extent our customer actually realizes savings or achieves some other performance-based improvements that result from our services. In addition, we may also incur certain penalties. Performance-based contracts could impose substantial costs and risks, including:

•      the need to accurately understand and estimate in advance the improved performance that might result from our services;

•      the lack of experience both we and our primary customers have in using this type of contract arrangement; and

•      the requirement that we incur significant expenses with no guarantee of recovering these expenses or realizing a profit in the future.

Even if we successfully execute a performance-based contract, our interim operating results and cash flows may be negatively affected by the fact that we may be required to incur significant up-front expenses prior to realizing any related revenue.

If we are unable to manage our growth, our business may be adversely affected.

Sustaining our growth may place significant demands on our management, as well as on our administrative, operational and financial resources. If we sustain significant growth, we must improve our operational, financial and management information systems and expand, motivate and manage our workforce. If we are unable to do so, or if new systems that we implement to assist in managing any future growth do not produce the expected benefits, our business, prospects, financial condition or operating results could be adversely affected.

Risks Related to Our Capital Structure and Our Warrants

Because we do not currently intend to pay dividends on our common stock, stockholders will benefit from an investment in our common stock only if it appreciates in value.

We have never declared nor paid any cash dividends on our common stock. We currently intend to retain all future earnings, if any, for use in the operations and expansion of our business. As a result, we do not anticipate paying cash dividends in the foreseeable future. Any future determination as to the declaration and payment of cash dividends will be at the discretion of our board of directors and will depend on factors our board of directors deems relevant, including, among others, our results of operations, financial condition and cash requirements, business prospects, and the terms of our credit facilities and other financing arrangements. It is likely that the debt financing arrangements we put into place will prohibit us from declaring or paying dividends without the consent of our lenders. Accordingly, realization of a gain on stockholders’ investments will depend on the appreciation of the price of our common stock. There is no guarantee that our common stock will appreciate in value or even maintain the price at which stockholders purchased their shares.

The significant number of our outstanding warrants may place a ceiling on, or otherwise adversely affect, the value of our common stock.

We have 36,380,195 outstanding warrants to purchase shares of our common stock at an exercise price of $5.00 per share, and 19,251,777 outstanding shares of common stock as of April 3, 2008.  To the extent the 36,380,195 outstanding warrants are not tendered for exercise pursuant to our warrant tender offer that commenced April 8, 2008, such warrants will remain outstanding and may be exercised if the $5.00 per share exercise price for the warrants is below the market price of our common stock.  To the extent the warrants are exercised, additional shares of our common stock will be issued, which will result in dilution to stockholders and increase the number of shares eligible for resale in the public market.  Sales of substantial numbers of such shares in the public market could adversely affect the market price of such shares.

If certain stockholders exercise their registration rights, it may have an adverse effect on the market price of our common stock.

Our initial stockholders are entitled to demand that we register the resale of their shares of common stock in certain circumstances. If our initial stockholders exercise their registration rights with respect to all of their shares of common stock purchased prior to our public offering, then there will be an additional 2,625,000 shares of common stock eligible for trading in the public market. We also granted registration rights to former shareholders of ATSI, who received 173,913 shares of our common stock upon the closing of the ATSI acquisition. We also granted registration rights with respect to 46,296 shares of common stock in connection with our March 1, 2007 acquisition of RISI, granted registration rights with respect to 134,408 shares of common stock in connection with our August 31, 2007 acquisition of PMG, and granted registration rights with respect to 845,812 shares of common stock in connection with our November 9, 2007 acquisition of NSS. The presence of this additional number of shares of common stock eligible for trading in the public market may have an adverse effect on the market price of our common stock.

You will not be able to exercise your warrants if we do not have an effective amended registration statement in place when you desire to do so.

No warrants will be exercisable, and we will not be obligated to issue shares of common stock upon exercise of warrants by a holder unless, at the time of such exercise, we have a registration statement under the Securities Act in effect covering the shares of common stock issuable upon the exercise of the warrants and a current prospectus relating to that common stock.  We currently have such an effective registration statement and the related prospectus is current.  We have agreed to use our best efforts to keep the prospectus current until the warrants expire or are redeemed.  However, we cannot assure you that we will be able to do so.  The warrants may be deprived of any value, the market for the warrants may be limited and the warrants may expire worthless if there is no current registration statement in effect (i.e., an effective amendment to our current registration statement) covering the shares of common stock issuable upon the exercise of the warrants pursuant to our warrant tender offer, or if the prospectus relating to the common stock issuable upon such exercise of the warrants is not current.  If the warrants expire worthless, this would mean that a person who paid $6.00 for a unit in our initial public offering and who did not sell the warrants included in the unit would have effectively paid $6.00 for one share of our common stock.

The warrant agreement governing our warrants permits us to redeem the warrants and it is possible that we could redeem the warrants at a time when a prospectus has not been current, resulting in the warrant holder receiving less than fair value of the warrant or the underlying common stock.

Under section 6 of the warrant agreement governing our outstanding warrants, we have the right to redeem outstanding warrants, at any time prior to their expiration, at the price of $0.01 per warrant, provided that the last sales price of our common stock has been at least $8.50 per share on each of 20 trading days within any 30 trading day period ending on the third business day prior to the date on which notice of redemption is given. Section 6 of the warrant agreement does not require, as a condition to giving notice of redemption, that we have in effect—during either the redemption measurement period or at the date of notice of redemption—a current prospectus relating to the common stock issuable upon exercise of our warrants. Thus, it is possible that we could issue a notice of redemption of the warrants following a time when holders of our warrants have been unable to exercise their warrants and thereafter immediately resell the underlying common stock under a current prospectus. Under such circumstances, rather than face redemption at a nominal price per warrant, warrant holders could be forced to sell the warrants or the underlying common stock for less than fair value.

Over-the-Counter Bulletin Board quotation of our securities limits the liquidity and price of our securities.

Quotation of our securities on the Over-the-Counter Bulletin Board limits the liquidity and price of our securities more than if our securities were quoted or listed on the American Stock Exchange (“AMEX”) or NASDAQ. Although we are in the process of applying for listing of our common stock on AMEX and we ultimately intend to apply for listing of our common stock on NASDAQ, we cannot assure you that we will satisfy the applicable listing requirements.

Risks Associated with Limited Experience as a Public Company

Fiscal year 2008 will be the first full year of ATSI operating as a public company. Fulfilling our obligations incident to being a public company will be expensive and time consuming.

Until January 2007, we maintained limited disclosure controls and procedures and internal control over financial reporting as required under the federal securities laws, but we have been required to maintain and establish internal controls over financial reporting as is required with respect to the business of ATSI. Under the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission, or SEC, we have implemented additional internal and disclosure control procedures and corporate governance practices and now adhere to a variety of reporting requirements and complex accounting rules. Compliance with these obligations have required and will continue to require significant management time, significant additional demands on our finance and accounting staff and on our financial, accounting and information systems, and increase our insurance, legal and financial compliance costs. We have hired additional accounting and financial staff with appropriate public company experience and technical accounting knowledge.

Section 404 of the Sarbanes-Oxley Act of 2002 requires us to document and test the effectiveness of our internal controls over financial reporting in accordance with an established COSO internal control framework and to report on our conclusion as to the effectiveness of our internal controls. It also requires an independent registered public accounting firm to test our internal controls over financial reporting and report on the effectiveness of such controls.

Until our acquisition of ATSI in January 2007, we had no operations, no full-time personnel and very few personnel of any kind. Our activities from inception in April 2005 and into 2006 were focused on completing our initial public offering, identifying acquisition candidates and then completing the acquisition of ATSI. Most of the proceeds of our initial public offering were deposited and held in trust until the completion of the acquisition of ATSI. As a result of these factors, we had neither the resources, nor the personnel, to have in place adequate internal controls. As a result, we did have material weaknesses in our internal controls over financial reporting for the year ended December 31, 2006 relating primarily to our inability to segregate duties and lack of documentation of the policies and procedures.

With the completion of our acquisitions, and a new Chief Financial Officer and controller, we have additional personnel, access to financial and internal control systems, and actual operations. We have addressed the internal controls deficiencies identified in 2006 and now have effective internal controls in place.

We cannot be certain that we will be able to maintain adequate internal controls over our financial processes and reporting in the future. Any failure to implement required new and improved controls, or difficulties encountered in their implementation could harm our operating results or cause us to fail to meet our reporting obligations. If we are unable to conclude that we have effective internal controls over financial reporting, or if our independent auditors are unable to provide us with an unqualified report regarding the effectiveness of our internal controls over financial reporting in future periods, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our common stock.  Failure to comply with Section 404 could potentially subject us to sanctions or investigations by the SEC, AMEX, NASDAQ or other regulatory authorities.

USE OF PROCEEDS

Any proceeds received from the exercise of the warrants covered by this prospectus are intended to be used for working capital, operating expenses and other general corporate purposes, including possible acquisitions.  There is no assurance that the holders of the warrants will elect to exercise any or all of the warrants.

DETERMINATION OF OFFERING PRICE

The exercise price of the IPO warrants covering 36,380,195 shares of common stock is $5.00 per share (or $2.25 per share for warrants eligible for a reduced exercise price during the warrant retirement program disclosed in the Schedule TO and related Offer Letter).

PLAN OF DISTRIBUTION

Pursuant to the original terms of the warrants, the shares of common stock will be distributed to those warrant holders who surrender the certificates representing the warrants and provide payment of the exercise price through their brokers to our warrant agent, Continental Stock Transfer & Trust Company.  Pursuant to the modified terms of the warrants, during the warrant retirement program, in connection with CRT Capital Group LLC as Dealer Manager, the shares of common stock will be distributed to those warrant holders who deliver a letter of transmittal and surrender the certificates representing the warrants, or confirmation of receipt of the warrants pursuant to the procedure for book-entry transfer and an agent’s message, and provide payment of the exercise price, if applicable, through their brokers to Continental Stock Transfer & Trust Company.  Please see our Schedule TO filed April 8, 2008 (incorporated herein by reference to this post-effective amendment on Form S-3), for more information relating to the warrant retirement program.

LEGAL MATTERS

The validity of the securities offered in this prospectus was passed upon for us by Squire, Sanders & Dempsey L.L.P., Tysons Corner, Virginia.

EXPERTS

The financial statements and schedule of ATS Corporation as of December 31, 2007 and the related consolidated statements of operations, comprehensive loss, changes in shareholders’ equity and cash flows for the year ended December 31, 2007 incorporated by reference in this prospectus and elsewhere in the registration statement have been incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Advanced Technology Systems, Inc. as of January 15, 2007 and October 31, 2006, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the period from November 1, 2006 through January 15, 2007 and for each of the two years in the period ended October 31, 2006 incorporated by reference in this prospectus and elsewhere in the registration statement have been incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the report of such firm given upon their authority as experts in accounting and auditing.

The balance sheet of ATS Corporation as of December 31, 2006, and the related statements of operations, changes in shareholders’ equity and comprehensive income (loss) and cash flows for the year ended December 31, 2006, and for the period from April 12, 2005 (date of inception) through December 31, 2005 have been audited by Eisner LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference, which report has been so incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We incorporate by reference the filed documents listed below, except as superseded, supplemented or modified by this prospectus, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”):

•	our Annual Report on Form 10-K for the fiscal period ended December 31, 2007, as amended;

•	our Current Report on Form 8-K/A dated November 9, 2007 and filed February 15, 2008, including information required by Rule 3-05 and Article 11 of Regulation S-X regarding our acquisition of NSS;

•	the description of our common stock contained in our Form 8-A filed September 30, 2005;

•	our Definitive Proxy Statements filed December 11, 2006 and April 30, 2007;

•	our Schedule TO; and

•	all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering of securities.

You may obtain a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus or any of our SEC filings without charge by written or oral request directed to ATS Corporation, 7915 Jones Branch Drive, McLean, Virginia 22102, Attention:  Chief Financial Officer, telephone: (703) 506-0088.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement.  We have not authorized anyone else to provide you with different information.  We are not making an offer of these securities in any state where the offer is not permitted.  You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of a registration statement filed with the SEC.  You should rely only on the information contained in this prospectus or incorporated by reference.  We have not authorized anyone else to provide you with different information.  We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of common stock.

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read, without charge, and copy the documents we file with the SEC at the SEC’s public reference room at 100 F Street, N.E. in Washington, D.C. 20549.  You can request copies of these documents by writing to the SEC and paying a fee for the copying cost.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  Our SEC filings, including reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, are also available to the public at no cost from the SEC’s website at http://www.sec.gov.

We also maintain an internet website at http://www.atsva.com.  We make available our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to such reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934, as amended, and other information related to us, free of charge, on this site as soon as reasonably practicable after we electronically file those documents with, or otherwise furnish them to, the Securities and Exchange Commission.  Our internet website and the information contained therein or connected thereto are not intended to be incorporated into this registration statement.

No person is authorized to give any information or to make any representation other than those contained in this prospectus, and if made, such information or representation must not be relied upon as having been given or authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful. The delivery of this prospectus will not, under any circumstances, create any implication that the information is correct as of any time subsequent to the date of this prospectus.

ATS Corporation

36,380,195 Shares of Common Stock

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.      Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, all of which shall be borne by the registrant. All of such fees and expenses, except for the SEC Registration Fee, are estimated:

SEC Registration Fee	$0	*
Accounting Fees and Expenses	20,000
Printing and Edgar Expenses	10,000
Legal Fees and Expenses	150,000
Depositary Fees	10,000
Information Agent Fees	10,000
Dealer-Manager Fees	300,000
Miscellaneous	10,000
Total	$510,000

*              Previously paid.  See Explanatory Note following the cover page of this Post-Effective Amendment No. 3 on Form S-3 to Form S-1.

Item 15.      Indemnification of Officers and Directors.

Article Sixth of our Amended Certificate of Incorporation provides as follows:

SIXTH:  Indemnification.

Section 6.1. Right to Indemnification. Each person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit, proceeding or alternative dispute resolution procedure, whether (a) civil, criminal, administrative, investigative or otherwise, (b) formal or informal or (c) to the extent permitted by Section 145(b) of the DGCL [Delaware General Corporation Law], by or in the right of the Corporation (collectively, a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, manager, officer, partner, trustee, employee or agent of another foreign or domestic corporation or of a foreign or domestic limited liability company, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as such a director, officer, employee or agent of the Corporation or in any other capacity while serving as such other director, manager, officer, partner, trustee, employee or agent, shall be indemnified and held harmless by the Corporation against all judgments, penalties and fines incurred or paid, and against all expenses (including attorneys’ fees) and settlement amounts actually and reasonably incurred or paid, in connection with any such proceeding, except in relation to matters as to which the person did not act in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Until such time as there has been a final judgment to the contrary, a person shall be presumed to be entitled to be indemnified under this Section 6.1. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that (a) the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, (b) with respect to any criminal action or proceeding, the person had reasonable cause to believe that the person’s conduct was unlawful or (c) the person was not successful on the merits or otherwise in defense of the proceeding or of any claim, issue or matter therein. If the DGCL is hereafter amended to provide for indemnification rights broader than those provided by this Section 6.1, then the persons referred to in this Section 6.1 shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL as so amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior to such amendment).

Section 6.2. Determination of Entitlement to Indemnification. A determination as to whether a person who is a director or officer of the Corporation at the time of the determination is entitled to be indemnified and held harmless under Section 6.1 shall be made (a) by a majority vote of the directors who are not parties to such proceeding, even though less than a quorum, (b) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (d) by the stockholders. A determination as to whether a person who is not a director or officer of the Corporation at the time of the determination is entitled to be indemnified and held harmless under Section 6.1 shall be made by or as directed by the Board of Directors of the Corporation.

Section 6.3. Mandatory Advancement of Expenses. The right to indemnification conferred in this Article Sixth shall include the right to require the Corporation to pay the expenses (including attorneys’ fees) actually and reasonably incurred in defending any such proceeding in advance of its final disposition; provided, however, that an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer of the Corporation (but not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall be finally determined that such indemnitee is not entitled to be indemnified for such expenses under Section 6.1 or otherwise.

Section 6.4. Non-Exclusivity of Rights. The right to indemnification and the advancement of expenses conferred in this Article Sixth shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, any provision of this Second Amended and Restated Certificate of Incorporation or of any bylaw, agreement, or insurance policy or arrangement, or any vote of stockholders or disinterested directors, or otherwise. The Board of Directors is expressly authorized to adopt and enter into indemnification agreements with, and obtain insurance for, directors and officers.

Section 6.5. Effect of Amendment. Neither any amendment, repeal, or modification of this Article Sixth, nor the adoption or amendment of any other provision of this Second Amended and Restated Certificate of Incorporation or the bylaws of the Corporation inconsistent with this Article Sixth, shall adversely affect any right or protection provided hereby with respect to any act or omission occurring prior to the date when such amendment, repeal, modification, or adoption became effective.

In addition, Section 145 of the DGCL provides for indemnification of officers, directors, employees and agents as set forth below.

Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)    A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)    A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)    To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)    Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)    Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)     The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g)    A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)    For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)     For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)     The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)    The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Pursuant to the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, we have agreed to indemnify the Underwriter and the Underwriter has agreed to indemnify us against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.

Item 16.      Exhibits.

(a)    The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
1.1	Form of Underwriting Agreement*
4.1	Specimen Unit Certificate*
4.2	Specimen Common Stock Certificate*
4.3	Specimen Warrant Certificate*
4.4	Warrant Agreement between Continental Stock Transfer & Trust Company and the Company**
4.5	Warrant Clarification Agreement between Continental Stock Transfer & Trust Company and the Company***
5.1	Opinion of Squire, Sanders & Dempsey L.L.P.****
23.1	Consent of Eisner LLP
23.2	Consent of Squire, Sanders & Dempsey L.L.P. (incorporated by reference from Exhibit 5.1)
23.3	Consent of Grant Thornton LLP regarding ATSI financial statements
23.4	Consent of Grant Thornton LLP regarding ATS Corporation financial statements
24.1	Power of Attorney (See signature page)

(*)

Incorporated by reference to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on May 4, 2005, and subsequently amended on June 23, 2005, July 29, 2005, August 31, 2005, September 23, 2005 and October 7, 2005.

(**)	Incorporated by reference to our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2006.
(***)	Incorporated by reference to a Current Report on Form 8-K filed with the Securities and Exchange Commission on March 14, 2007.
(****)	Incorporated by reference to the amended Registration Statement on Form S-3 to Form S-1 filed with the Securities and Exchange Commission on January 31, 2007.

Item 17.      Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that

(A)   subparagraphs (i) and (ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by these subparagraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement; and

(B)   subparagraphs (i), (ii) and (iii) above do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by these subparagraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(C)   provided further, however, that subparagraphs (i) and (ii) above do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    If the registration is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by §210.3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or § 210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.       If the registrant is relying on Rule 430B:

(A)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.      If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.       Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.      Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.     Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of McLean, Commonwealth of Virginia, on April 8, 2008.

ATS CORPORATION

By:	/s/ Edward H. Bersoff
Dr. Edward H. Bersoff
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of ATS Corporation, hereby severally constitute and appoint Edward H. Bersoff and Pamela A. Little, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him/her and in his/her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. This document may be executed by the signatories hereto on any number of counterparts, all of which shall constitute one and the same instrument.

Name	Position	Date

/s/ Edward H. Bersoff	Chairman, President and Chief Executive Officer	April 8, 2008
Dr. Edward H. Bersoff	(Principal Executive Officer)

/s/ Pamela A. Little	Senior Vice President and Chief Financial Officer	April 8, 2008
Pamela A. Little

/s/ Joel R. Jacks	Director	April 8, 2008
Joel R. Jacks

/s/ Ginger Lew	Director	April 8, 2008
Ginger Lew

/s/ Joseph A. Saponaro	Director	April 8, 2008
Joseph A. Saponaro

/s/ Peter M. Schulte	Director	April 8, 2008
Peter M. Schulte

/s/ Edward J. Smith	Director	April 8, 2008
Edward J. Smith

/s/ George Troendle	Director	April 8, 2008
George Troendle

EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Underwriting Agreement*
4.1	Specimen Unit Certificate*
4.2	Specimen Common Stock Certificate*
4.3	Specimen Warrant Certificate*
4.4	Warrant Agreement between Continental Stock Transfer & Trust Company and the Company**
4.5	Warrant Clarification Agreement between Continental Stock Transfer & Trust Company and the Company***
5.1	Opinion of Squire, Sanders & Dempsey L.L.P.****
23.1	Consent of Eisner LLP
23.2	Consent of Squire, Sanders & Dempsey L.L.P. (incorporated by reference from Exhibit 5.1)
23.3	Consent of Grant Thornton LLP regarding ATSI financial statements
23.4	Consent of Grant Thornton LLP regarding ATS Corporation financial statements
24.1	Power of Attorney (See signature page)

(*)

Incorporated by reference to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on May 4, 2005, and subsequently amended on June 23, 2005, July 29, 2005, August 31, 2005, September 23, 2005 and October 7, 2005.

(**)	Incorporated by reference to our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2006.
(***)	Incorporated by reference to a Current Report on Form 8-K filed with the Securities and Exchange Commission on March 14, 2007.
(****)	Incorporated by reference to the amended Registration Statement on Form S-3 to Form S-1 filed with the Securities and Exchange Commission on January 31, 2007.